EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

ENTERPRISE BANK & TRUST ASSUMES ALL DEPOSITS AND ACQUIRES CERTAIN ASSETS OF THE FIRST NATIONAL BANK OF OLATHE

St. Louis, August 12, 2011. Enterprise Bank & Trust, a subsidiary of Enterprise Financial Services Corp (NASDAQ: EFSC), announced that it has entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC) to assume all of the deposits and acquire certain assets, including trust accounts, of The First National Bank of Olathe (FNB) in Johnson County KS. As part of the transaction, Enterprise and the FDIC have entered into a loss sharing agreement whereby the FDIC will reimburse Enterprise for certain losses incurred on the assets acquired.

At June 30, 2011, FNB reported assets of approximately $538 million, loans of approximately $296 million, other real estate owned of approximately $100 million and deposits of approximately $524 million.

FNB's branches will open on Saturday, August 13, 2011 as branches of Enterprise Bank & Trust. FNB's depositors will automatically become depositors of Enterprise Bank & Trust and their deposits will continue to be insured by the FDIC to the maximum permitted by law. FNB's trust clients will also become clients of Enterprise Bank & Trust.

Depositors of FNB can access their money by writing checks or using ATM or debit cards. Checks drawn on FNB will continue to be processed and loan customers should continue to make their payments as usual. Customers can continue to bank as they normally do.

“We are delighted to welcome The First National Bank's clients to Enterprise Bank & Trust,” said Peter Benoist, President and CEO for Enterprise. “They can be assured that their deposits are safe and readily accessible. We're proud to become part of the heritage of First National and look forward to building on its tradition of service to the Olathe community.”

“This acquisition dramatically strengthens our presence in Kansas City,” noted Benoist. “It's our third acquisition in this market over the past four years, increasing our Kansas City deposits to more than $1 billion. These acquisitions demonstrate our commitment to the market and our enthusiasm for the growth potential it represents for Enterprise.”

The FNB transaction is expected to be immediately accretive to net income, diluted earnings per share and book value per common share. It was the Company's fourth FDIC-assisted transaction since December 2009.

Enterprise operates seven branches in the Kansas City area in addition to the six FNB branches that it has acquired. Linda Hanson is Regional President and Sam Pepper is Chief Operating Officer for the Kansas City region.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in the Company's 2010 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.